EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES ACQUISITION OF
FREMONT MARRIOTT SILICON VALLEY

Acquisition Highlights:

•	Purchase price of $50.0 million equates to an estimated forward 12-month NOI cap rate of 8.1% and expected forward 12-month EBITDA multiple of 10.0x

•	Hotel acquired at approximately 45% discount to estimated replacement cost

•	Minimal CapEx needs after recent renovation of approximately $8.1 million
DALLAS, August 6, 2014 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed the previously-announced acquisition of the 357-room Fremont Marriott Silicon Valley hotel for a total consideration of $50 million ($140,000 per key), which is approximately 45% below estimated replacement cost. The transaction was funded with a combination of cash on hand and $37.5 million of non-recourse mortgage debt.
On a forward 12-month basis, the purchase price represents an estimated cap rate of 8.1% on net operating income, which equates to an expected 10.0x forward EBITDA multiple. On a trailing 12-month basis, the hotel achieved RevPAR of $105.68, with occupancy of 75.6% and an Average Daily Rate of $139.80. Remington Lodging took over property management of the hotel at the closing of the acquisition.
The $37.5 million of non-recourse mortgage debt has a two-year term and three, one-year extension options. The loan provides for a floating interest rate of LIBOR + 4.20%, with no LIBOR Floor.

The hotel is ideally located directly off Interstate 880 at the gateway to Silicon Valley, home to over 1,200 high-tech, life sciences and clean technology companies. On a trailing 12-month basis, the Fremont/Newark submarket has seen RevPAR growth of 16.6% through June 2014. The robust strength of the Bay Area economy and the continued growth in the technology sector combined with increasing visitation to the area is expected to make the Bay Area and Silicon Valley one of the country’s top annual RevPAR growth markets in 2014.
“The Fremont Marriott presented us with a very attractive investment opportunity and we are excited to complete this transaction,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “We see tremendous upside opportunity for this asset with its desirable location in a high barrier to entry market that is one of the nation’s fastest growing RevPAR markets being so close to Silicon Valley. Further, we expect that our affiliated property manager, Remington Lodging, can significantly enhance the hotel’s operating performance given its proven experience at similar hotels.”
Featuring a sleek, modern facade, the hotel offers 357 well-equipped guestrooms and approximately 15,000 square feet of meeting space spread across 19 flexible meeting areas including a 7,590 square-foot Grand Ballroom. The hotel’s amenities include an indoor pool and whirlpool, 24-hour fitness center, theGREATROOM restaurant and lounge, and complimentary on-site parking. The Fremont Marriott Silicon Valley is in exceptional condition with minimal capex needs, having recently undergone an approximate $8.1 million ($23,000 per key) renovation completed in 2013.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate,"

"should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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